EXHIBIT 23a

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Number 33-66826 (dated August 2, 1993 on Form S-8 ), Number 33-78546 (dated May 2, 1994 on Form S-8), Number 33-71416 (Post-Effective Amendment No.3 to Form S-1 on Form S-3 dated May 16, 1995), Number 33-95432 (dated August 4, 1995 on Form S-8), Number 333-1748 (dated March 28, 1996 on Form S-3) and Number 333-19471 (dated January 9, 1997 on Form S-3) of DynaGen, Inc. of our report dated February 14, 1997, except for Note 14 as to which the date is March 7, 1997, appearing in DynaGen, Inc.'s Transition Report on Form 10-K for the six months ended December 31, 1996.



                                             WOLF & COMPANY, P.C.




Boston, Massachusetts
April 29, 1997